UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

    85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

    New York,                        New York                          10004
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   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol

    Hexcel Corporation
    (HXL)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

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4. Statement for Month/Year

    FYE December 31, 2002
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


          --------------------------------------------------

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7. Individual or Joint/Group Reporting
   (Check applicable line)

   [   ] Form Filed by One Reporting Person
   [ X ] Form Filed by More than One Reporting Person

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

====================================================================================================================================
                          Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                        |
====================================================================================================================================
                                 |                 |            |                               |             |         |          |
                                 |                 |            |                               |5.           |6.       |          |
                                 |                 |            |4.                             |Amount of    |Owner-   |          |
                                 |                 |            |Securities Acquired (A) or     |Securities   |ship     |          |
                                 |                 |            |Disposed of (D)                |Beneficially |Form:    |7.        |
                                 |                 |            |(Instr. 3, 4 and 5)            |Owned at end |Direct   |Nature of |
                                 |2.               | 3.         |-------------------------------|of Issuer's  |(D) or   |Indirect  |
1.                               |Transaction      |Transaction |              | (A)  |         |Fiscal Year  |Indirect |Beneficial|
Title of Security                |Date             |Code        |    Amount    | or   | Price   |(Instr. 3    |(I)      |Ownership |
(Instr. 3)                       |(Month/Day/Year) |(Instr. 8)  |              | (D)  |         |and 4)       |(Instr.4)|(Instr. 4)|
------------------------------------------------------------------------------------------------------------------------------------
                                 |                 |            |              |      |         |             |         |          |
Common Stock                     |                 |            |              |      |         |      01     |    01   |     01   |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

FORM 5 (continued)

====================================================================================================================================
                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially owned                          |
                                    (e.g., puts, calls, warrants, options, convertible securities)                                 |
====================================================================================================================================
              |       |          |      |               |                     |                    |       |         |      |      |
              |       |          |      |               |                     |                    |       |9.       |10.   |      |
              |       |          |      |               |                     |                    |       |Number   |Owner-|      |
              |       |          |      |               |                     |                    |       |of       |ship  |      |
              |2.     |          |      |               |                     |                    |       |Deriv-   |of    |      |
              |Conver-|          |      |5.             |                     |7.                  |       |ative    |Deriv-|11.   |
              |sion   |          |      |Number of      |                     |Title and Amount    |       |Secur-   |ative |Nature|
              |or     |          |      |Derivative     |6.                   |of Underlying       |8.     |ities    |Secur-|of    |
              |Exer-  |          |      |Securities     |Date                 |Securities          |Price  |Bene-    |ity:  |In-   |
              |cise   |3.        |      |Acquired (A)   |Exercisable and      |(Instr. 3 and 4)    |of     |ficially |Direct|direct|
              |Price  |Trans-    |4.    |or Disposed    |Expiration Date      |--------------------|Deriv- |Owned    |(D) or|Bene- |
1.            |of     |action    |Trans-|of (D)         |(Month/Day/Year)     |            |Amount |ative  |at End   |In-   |ficial|
Title of      |Deriv- |Date      |action|(Instr. 3,     |---------------------|            |or     |Secur- |of       |direct|Owner-|
Derivative    |ative  |(Month/   |Code  |4 and 5)       |Date      |Expira-   |            |Number |ity    |Year     |(I)   |ship  |
Security      |Secur- |Day/      |(Instr|---------------|Exer-     |tion      |            |of     |(Instr.|(Instr.  |(Instr|(Instr|
(Instr. 3)    |ity    |Year)     |8)    | (A)   |(D)    |cisable   |Date      |Title       |Shares |5)     |4)       |4)    |4)    |
------------------------------------------------------------------------------------------------------------------------------------
Non Qualified |       |          |      |       |       |          |          |            |       |       |         |      |      |
Stock Options |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$4.75  |  5/9/02  |  A   | 2,000 |       |    02    |  5/9/12  |Common Stock| 2,000 |       |  2,000  |  02  |  02  |
-----------------------------------------------------------------------------------------------------------------------------------|
Non Qualified |       |          |      |       |       |          |          |            |       |       |         |      |      |
Stock Options |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$4.75  |  5/9/02  |  A   | 2,000 |       |    03    |  5/9/12  |Common Stock| 2,000 |       |  2,000  |  03  |  03  |
-----------------------------------------------------------------------------------------------------------------------------------|
Non-Qualified |       |          |      |       |       |          |          |            |       |       |         |      |      |
Stock Options |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$5.25  |          |      |       |       |   Immed. |  7/31/11 |Common Stock| 8,000 |       |  8,000  |  04  |  04  |
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified |       |          |      |       |       |          |          |            |       |       |         |      |      |
Stock Options |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$9.40  |          |      |       |       |    05    |  5/10/11 |Common Stock| 2,000 |       |  2,000  |  05  |  05  |
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified |       |          |      |       |       |          |          |            |       |       |         |      |      |
Stock Option  |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$9.40  |          |      |       |       |    06    |  5/10/11 |Common Stock| 2,000 |       |  2,000  |  06  |  06  |
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified |       |          |      |       |       |          |          |            |       |       |         |      |      |
Stock Options |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$9.3125|          |      |       |       |    07    | 12/19/10 |Common Stock|10,000 |       | 10,000  |  07  |  07  |
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified |       |          |      |       |       |          |          |            |       |       |         |      |      |
Stock Options |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$9.3125|          |      |       |       |    08    | 12/19/10 |Common Stock|10,000 |       | 10,000  |  08  |  08  |
====================================================================================================================================

Instruction 4(b)(v) list of other Reporting Persons:

This  statement is being filed by The Goldman  Sachs Group,  Inc.  ("GS Group"),
Goldman, Sachs & Co. ("Goldman Sachs"), GS Advisors 2000, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. oHG ("GS oHG"), Goldman, Sachs Management GP GmbH ("GS GmbH"), GS Employee Funds 2000 GP, L.L.C. ("GS Employee 2000"), Stone Street 2000, L.L.C. ("Stone 2000"), GS Capital Partners 2000, L.P. ("GS Capital"), GS Capital Partners 2000 Offshore, L.P. ("GS Offshore"), GS Capital Partners 2000 GmbH & Co. Beteiligungs KG ("GS Germany"), GS Capital Partners 2000 Employee Fund, L.P. ("GS Employee"), Stone Street Fund 2000, L.P. ("Stone Street" and, together with GS Capital, GS Offshore, GS Germany and GS Employee, the "Limited Partnerships"), LXH Holdings Corp. ("LXH Corp."), LXH Holdings, L.P. ("LXH L.P."), LXH, L.L.C. ("LXH"), and LXH II, L.L.C. ("LXH II" and, together with LXH, the "Purchasers") (GS Group, Goldman Sachs, GS Advisors, GS oHG, GS GmbH, GS Employee 2000, Stone 2000, the Limited Partnerships, LXH Corp., LXH L.P., and the Purchasers, collectively, the "Reporting Persons"). The principal business address of each Reporting Person (other than GS Offshore, GS oHG, GS Germany and GS GmbH) is 85 Broad Street, New York, NY 10004. The principal business address for GS Offshore is c/o M&C Corporate Services Limited, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address for each of GS oHG, GS GmbH and GS Germany is MesseTurm, 60308 Frankfurt am Main, Germany.

Explanation of Responses:

01: GS Group and Goldman Sachs may be deemed to own beneficially and indirectly an aggregate of 14,525,000 shares of Common Stock by reason of the beneficial ownership of such shares by the Purchasers.

Affiliates of GS Group and Goldman Sachs are the managing members of the Purchasers. Affiliates of GS Group and Goldman Sachs are the general partners or managing partners of the Limited Partnerships. Goldman Sachs is the investment manager of the Limited Partnerships. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. Each of Goldman Sachs and GS Group disclaims beneficial ownership of the shares of Common Stock owned beneficially and directly by the Purchasers and owned beneficially and indirectly by the Limited Partnerships, except to the extent of their pecuniary interest therein.

Each of (i) GS Capital, the managing member of LXH, the managing general partner of LXH L.P. and the sole stockholder of LXH Corp., and (ii) GS Advisors, the general partner of GS Capital, may be deemed to own beneficially and indirectly an aggregate of 8,272,312 shares of Common Stock by reason of LXH's beneficial ownership of such shares. Each of GS Capital and GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

LXH Corp., the limited partner of LXH L.P., may be deemed to own beneficially and indirectly 221,325.7 shares of Common Stock by reason of LXH's beneficial ownership of such shares. LXH Corp. disclaims beneficial ownership of the securities described herein except to the extent of its pecuniary interest therein.

LXH L.P., a member of LXH, may be deemed to own beneficially and indirectly 257,299.2 shares of Common Stock by reason of LXH's beneficial ownership of such shares. LXH L.P. disclaims beneficial ownership of the securities described herein except to the extent of its pecuniary interest therein.

LXH may be deemed to own beneficially and directly 8,272,312 shares of Common Stock.

Each of (i) GS Offshore, the managing member of LXH II, and (ii) GS Advisors, the general partner of GS Offshore, may be deemed to own beneficially and indirectly 3,005,843 shares of Common Stock by reason of LXH II's beneficial ownership of such shares. Each of GS Offshore and GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Each of (i) GS Germany, a member of LXH II, (ii) GS GmbH, the sole managing partner of GS Germany, and (iii) GS oHG, the sole managing partner of GS GmbH, may be deemed to own beneficially and indirectly 345,764 shares of Common Stock by reason of LXH II's beneficial ownership of such shares. Each of GS Germany, GS GmbH and GS oHG disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Each of (i) GS Employee, a member of LXH II and (ii) GS Employee 2000, the general partner of GS Employee, may be deemed to own beneficially and indirectly 2,628,354 shares of Common Stock by reason of LXH II's beneficial ownership of such shares. Each of GS Employee and GS Employee 2000 disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Each of (i) Stone Street, a member of LXH II and (ii) Stone 2000, the general partner of Stone Street, may be deemed to own beneficially and indirectly 272,727 shares of Common Stock by reason of LXH II's beneficial ownership of such shares. Each of Stone Street and Stone 2000 disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

LXH II may be deemed to own beneficially and directly 6,252,688 shares of Common Stock.

02: These options were granted pursuant to the Hexcel Corporation Incentive Stock Plan to Sanjeev K. Mehra, a managing director of Goldman Sachs, in his capacity as a director of the Issuer. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. The options are exercisable as follows: 667 options on May 9, 2002, 667 options on May 9, 2003 and 666 options on May 9, 2004. Sanjeev
K. Mehra has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.

03: These options were granted pursuant to the Hexcel Corporation Incentive Stock Plan to Peter M. Sacerdote, an advisory director of Goldman Sachs, in his capacity as a director of the Issuer. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. The options are exercisable as follows: 667 options on May 9, 2002, 667 options on May 9, 2003 and 666 options on May 9, 2004. Peter M. Sacerdote has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.

04: These options were granted pursuant to the Hexcel Corportion Incentive Stock Plan to Sanjeev K. Mehra, a managing director of Goldman Sachs, in his capacity as a director of the Issuer. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. Sanjeev K. Mehra has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.

05: These options were granted pursuant to the Hexcel Corporation Incentive Stock Plan to Sanjeev K. Mehra, a managing director of Goldman Sachs, in his capacity as a director of the Issuer. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. The options are exercisable as follows: 667 options on May 10, 2001, 667 options on May 10, 2002 and 666 options on May 10, 2003. Sanjeev K. Mehra has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.

06: These options were granted pursuant to the Hexcel Corporation Incentive Stock Plan to Peter M. Sacerdote, an advisory director of Goldman Sachs, in his capacity as a director of the Issuer. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. The options are exercisable as follows: 667 options on May 10, 2001, 667 options on May 10, 2002 and 666 options on May 10, 2003. Peter
M. Sacerdote has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.

07: These options were granted pursuant to the Hexcel Corporation Incentive Stock Plan to Sanjeev K. Mehra, a managing director of Goldman Sachs, an indirect wholly-owned subsidiary of GS Group, in his capacity as a director of the Issuer. The options are exercisable as follows: 3,334 options on December 19, 2000, 3,333 options on December 19, 2001 and 3,333 options on December 19, 2002. Sanjeev K. Mehra has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.

08: These options were granted pursuant to the Hexcel Corporation Incentive Stock Plan to Peter M. Sacerdote, an advisory director of Goldman Sachs, an indirect wholly-owned subsidiary of GS Group, in his capacity as a director of the Issuer. The options are exercisable as follows: 3,334 options on December 19, 2000, 3,333 options on December 19, 2001 and 3,333 options on December 19, 2002. Peter M. Sacerdote has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.

**SIGNATURES:

THE GOLDMAN SACHS GROUP, INC.



By: s/ Roger S. Begelman
--------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact



GOLDMAN, SACHS & CO.



By: s/ Roger S. Begelman
--------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


GS ADVISORS 2000, L.L.C.



By: s/ Roger S. Begelman
--------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


GOLDMAN, SACHS & CO. oHG



By:  s/ Roger S. Begelman
--------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


GOLDMAN SACHS MANAGEMENT GP GmbH



By: s/ Roger S. Begelman
--------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


GS EMPLOYEE FUNDS 2000 GP, L.L.C.



By:  s/ Roger S. Begelman
--------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


STONE STREET 2000, L.L.C.



By:  s/ Roger S. Begelman
--------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact

GS CAPITAL PARTNERS 2000, L.P.



By: s/ Roger S. Begelman
--------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.



By:  s/ Roger S. Begelman
--------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG



By:  s/ Roger S. Begelman
--------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.



By:  s/ Roger S. Begelman
-------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


STONE STREET FUND 2000, L.P.



By:  s/ Roger S. Begelman
--------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact



LXH HOLDINGS CORP.



By:  s/ Roger S. Begelman
--------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


LXH HOLDINGS, L.P.



By:  s/ Roger S. Begelman
--------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


LXH, L.L.C.



By:  s/ Roger S. Begelman
--------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


LXH II, L.L.C.



By:  s/ Roger S. Begelman
--------------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


Date: February 12, 2003


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the Reporting Person pursuant to Rule 101(b)(4) of Regulation S-T.